Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Sysorex, Inc. on Form S-8 (Nos. 333-230904 and 333-227639) and Form S-1 (No. 333-268446) of our report dated April 14, 2022, with respect to our audit of the consolidated financial statements of Sysorex, Inc. as of and for the year ended December 31, 2021, except for the effects of the restatement discussed in Note 1A, Note 8 and Note 9 to the consolidated financial statements, as to which the date is May 23, 2022. The report is included in this Annual Report on Form 10-K of Sysorex, Inc for the year ended December 31, 2022. The report includes explanatory paragraphs as to the Restatement of previously issued financial statements, the Company’s ability to continue as a going concern, and an emphasis of matter paragraph regarding the risks and uncertainties related to the Company’s digital asset activities. We were not engaged to audit, review or apply any procedures to retroactively apply the effects of the reclassification of the balances of certain assets from their historical presentation to assets held for sale and certain operations from continuing to discontinued, as described in Note 3, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Marcum LLP.

We resigned as auditors on October 3, 2022, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our resignation.

/s/ Friedman llp

Friedman llp

New York, New York

June 13, 2023